                                     SCHEDULE 14A
                                    (Rule 14a-101)
                       Information Required in Proxy Statement

                               SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                                 Exchange Act of 1934

/X/  Filed by the Registrant
/ /  Filed by a Party other than the Registrant

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule l4a-11(c) or Rule 14a-12

                               EXCEL LEGACY CORPORATION
--------------------------------------------------------------------------------
                   (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules l4a-6(i)(l) and 0-11.
     1)   Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2)   Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     4)   Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     5)   Total fee paid:

        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     1)   Amount previously paid:

        ------------------------------------------------------------------------
     2)   Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     3)   Filing Party:

        ------------------------------------------------------------------------
     4)   Date Filed:

        ------------------------------------------------------------------------

                               EXCEL LEGACY CORPORATION
                            16955 VIA DEL CAMPO, SUITE 100
                             SAN DIEGO, CALIFORNIA 92127

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JANUARY 28, 1999

TO THE STOCKHOLDERS OF EXCEL LEGACY CORPORATION:

     Notice is hereby given that the Annual Meeting of Stockholders of Excel Legacy Corporation (the "Company"), will be held at the Rancho Bernardo Inn, 17550 Bernardo Oaks Drive, San Diego, California, on January 28, 1999, at 10:00 a.m.(PDT), for the following purposes:

1. To elect seven Directors for a one-year term and until their successors have been duly elected and qualified. The present Board of Directors of the Company has nominated and recommends for such election as Directors the following seven persons:

                              Gary B. Sabin
                              Richard B. Muir
                              Kelly D. Burt
                              Richard J. Nordlund
                              Robert E. Parsons, Jr.
                              Robert S. Talbott
                              John H. Wilmot

2. To transact such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

     The Board of Directors has fixed the close of business on December 4, 1998 as the record date with respect to this solicitation.

     Accompanying this Notice is a proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. If you plan to attend the meeting, you may vote in person if you wish, even though you have previously returned the proxy.

     All stockholders are cordially invited to attend the annual meeting.


                              By Order of the Board of Directors,




                              Gary B. Sabin
                              CHAIRMAN OF THE BOARD, PRESIDENT AND
                              CHIEF EXECUTIVE OFFICER


San Diego, California
December 22, 1998

                               EXCEL LEGACY CORPORATION
                            16955 VIA DEL CAMPO, SUITE 100
                             SAN DIEGO, CALIFORNIA 92127

                                   PROXY STATEMENT


INTRODUCTION

     The accompanying proxy is solicited by the Board of Directors (the "Board") of Excel Legacy Corporation, a Delaware corporation (the "Company"), in connection with the Annual Meeting of Stockholders to be held at 10:00 a.m.
(PDT) on January 28, 1999 (the "Annual Meeting") at the Rancho Bernardo Inn, 17550 Bernardo Oaks Drive, San Diego, California, and at any and all adjournments or postponements of the Annual Meeting. By signing and returning the enclosed proxy, you authorize the representatives of the Company named on it to represent you and vote your shares.

     The Company was formed on November 17, 1997 as a wholly-owned subsidiary of New Plan Excel Realty Trust, Inc. ("New Plan Excel"), formerly Excel Realty Trust, Inc. ("Excel"), a Maryland corporation and a real estate investment trust ("REIT"). On March 31, 1998, Excel effected a spin-off of the Company through a special dividend to the holders of Excel common stock of all of the outstanding common stock of the Company held by Excel (the "Spin-off"). The Company was formed to pursue opportunities available to those investors that are not restricted by the federal income tax laws governing REITs or influenced by Excel's investment and leverage guidelines.

VOTING RIGHTS AND PROXY INFORMATION

     All stockholders who find it convenient to do so are cordially invited to attend the Annual Meeting in person. In any event, please complete, sign, date and promptly return the proxy. A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the voting of the proxy, or by executing a later proxy or by attending the Annual Meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted for the election of each of the Board's nominees for Director. Shares represented by proxies that reflect abstentions or include "broker non-votes" will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast."

     It is anticipated that this Proxy Statement will first be mailed to stockholders on or about December 22, 1998. The Company's 1998 Annual Report to its stockholders is also enclosed and should be read in conjunction with the matters set forth in this Proxy Statement.

     Stockholders of record at the close of business on December 4, 1998 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the Record Date, 33,457,804 shares of common stock, par value $.01 per share, of the Company ("Common Stock") and 21,281,000 shares of the Series A Liquidating Preference Convertible Preferred Stock due 2005, par value $.01 per share, of the Company ("Series A Preferred Stock," and together with the Common Stock, "Voting Stock") were outstanding. Holders of the Common Stock and Series A Preferred Stock vote together on all matters submitted to the stockholders for a vote. Each share of Common Stock is entitled to one vote, and each share of Series A Preferred Stock is entitled to one vote for each share of Common Stock into which such share of Series A Preferred Stock is convertible. A majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy at the Annual Meeting, constitutes a quorum. A plurality of the votes cast at the Annual Meeting is required to elect Directors.

     The costs of solicitation of proxies will be paid by the Company. In addition to soliciting proxies by mail, the Company's officers, Directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that the Company will reimburse such persons' out-of-pocket expenses.

                                     PROPOSAL 1:

                                ELECTION OF DIRECTORS

     The Board currently consists of the following seven Directors: Gary B. Sabin, Richard B. Muir, Kelly D. Burt, Richard J. Nordlund, Robert E. Parsons, Jr., Robert S. Talbott and John H. Wilmot. The current Directors will serve until the Annual Meeting and until their respective successors have been duly elected and qualified. Each of the current seven Directors of the Company has been nominated and recommended for election to serve as a Director for a term of one year and until his successor has been duly elected and qualified. Each of the Director nominees has individually advised the Board that he is able and willing to serve as a Director of the Company. If no contrary indication is made, proxies in the accompanying form are to be voted for each of the seven nominees for Director or, if for any reason any of them become unavailable for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitute nominee or nominees proposed by the Board.

     The seven individuals with the highest number of affirmative votes will be elected to the seven Directorships of the Company.

INFORMATION REGARDING DIRECTORS

     Set forth below is certain information concerning each of the seven nominees to the Board.

                        NOMINEES FOR ELECTION TO THE BOARD
                        FOR A ONE-YEAR TERM EXPIRING AT THE
                        2000 ANNUAL MEETING OF STOCKHOLDERS

Name                       Age           Present Position with the Company
----                       ---           ---------------------------------

Gary B. Sabin              44            Chairman, President and Chief Executive
                                         Officer

Richard B. Muir            43            Director, Executive Vice President and
                                         Secretary

Kelly D. Burt              41            Director and Executive Vice President
                                         --Development

Richard J. Nordlund        53            Director

Robert E. Parsons, Jr.     43            Director

Robert S. Talbott          45            Director

John J. Wilmot             56            Director

     GARY B. SABIN has served as Chairman of the Board, President and Chief Executive Officer of the Company since its formation. Mr. Sabin served as Chairman, President and Chief Executive Officer of Excel from January 1989 to September 1998. Mr. Sabin currently serves as Director and President of New Plan Excel. Mr. Sabin has also served as Chairman, President and Chief Executive Officer of ERT Development Corporation ("EDV") and Excel Interfinancial Corporation ("EIC") since their formation. In addition, Mr. Sabin has served as Chief Executive Officer of various companies since his founding of Excel's predecessor company and its affiliates starting in 1977. He has been active for over 20 years in diverse aspects of the real estate industry, including the evaluation and negotiation of real estate acquisitions, management, financing and dispositions.

     RICHARD B. MUIR has served as Director, Executive Vice President and Secretary of the Company since its formation. Mr. Muir served as Director, Executive Vice President and Secretary of Excel from January 1989 to September 1998. Mr. Muir currently serves as Director, Executive Vice President and Co-Chief Operating Officer of New Plan Excel. Mr. Muir also has served as Executive Vice President of EDV since its formation. In addition, Mr. Muir has served as an officer and Director of various affiliates of New Plan Excel since 1978, primarily in administrative and executive capacities, including direct involvement in and supervision of asset acquisitions, management, financing and dispositions.

     KELLY D. BURT has served as a Director and Executive Vice President--Development of the Company since May 1998. From 1992 to May 1998, Mr. Burt served as President and founder of TenantFirst Real Estate Services, Inc. ("TenantFirst"), a real estate development company in San Diego, California that was acquired by the Company in May 1998. From 1984 to 1992, Mr. Burt was an Industrial/Office Partner at the San Diego division of Trammell Crow Company, a real estate development company headquartered in Dallas, Texas.

     RICHARD J. NORDLUND has served as a Director of the Company since its formation and as President of RJN Management, a real estate firm in Santa Barbara, California, for the past 10 years. From 1978 through 1988, Mr. Nordlund served as President of First Corporate Services, an investment banking firm in Minneapolis, Minnesota. He is also associated with Miller & Schroeder Financial, Inc. Mr. Nordlund's business experience includes 28 years in the investment banking and mortgage banking industries.

     ROBERT E. PARSONS, JR. has served as a Director of the Company since its formation and of New Plan Excel since January 1989. Mr. Parsons is presently Executive Vice President and Chief Financial Officer of Host Marriott Corporation, a company he joined in 1981. He also serves as a Director and officer of several Host Marriott subsidiaries, and as a Director of Merrill Financial Corporation, a privately-held real estate company.

     ROBERT S. TALBOTT has served as a Director of the Company since its formation. Mr. Talbott is an attorney and has served as President of Holrob Investments, LLC, a company engaged in the acquisition, development, management and leasing of real property, since 1997. From 1985 through 1997, Mr. Talbott served as Executive Vice President and President of Horne Properties, Inc., where he was involved in the acquisition and development of over 100 shopping centers. He also serves as a member of the Public Building Authority of Knoxville, Tennessee, as a member of the Knoxville Industrial Development Board, as a Director of the Knoxville Chamber of Commerce and as Chairman of the St. Mary's Foundation.

     JOHN H. WILMOT has served as a Director of the Company since its formation and of New Plan Excel since 1989. Mr. Wilmot, individually and through his wholly-owned corporations, develops and manages real property, including office buildings, shopping centers and residential projects primarily in the Phoenix/Scottsdale area, and has been active in such business since 1976.

MEETINGS OF THE BOARD

     During the fiscal year ended July 31, 1998, the Board held one meeting. In that year, each Director attended at least 75% of the aggregate of all meetings held by the Board and all meetings held by all committees of the Board on which such Director served.

COMMITTEES OF THE BOARD

     AUDIT COMMITTEE. The Audit Committee consists of Messrs. Nordlund, Parsons and Talbott. During the 1998 fiscal year the Audit Committee held no meetings. The Audit Committee reviews the annual audits of the Company's independent public accountants, reviews and evaluates internal accounting controls, recommends the selection of the Company's independent public accountants, reviews and passes upon (or ratifies) related party transactions, and conducts such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between, the Company and its independent public accountants.

     COMPENSATION COMMITTEE. The Compensation Committee consists of Messrs. Nordlund, Talbott and Wilmot. During the 1998 fiscal year the Compensation Committee held no meetings. The Compensation Committee reviews compensation of senior officers of the Company and administers the Company's executive compensation policies and stock option plans.

     EXECUTIVE COMMITTEE. The Executive Committee consists of Messrs. Sabin, Muir, Burt and Wilmot. During the 1998 fiscal year the Executive Committee held one meeting. The Executive Committee has all powers and rights necessary to exercise the full authority of the Board in the management of the business and affairs of the Company, except as provided in the Delaware General Corporation Law or the Company Bylaws.

COMPENSATION OF THE BOARD

     Each non-employee Director of the Company receives $6,000 per year for serving on the Board and an additional $500 for each meeting attended (other than committee meetings). An additional $4,000 is paid to any non-employee Director who serves on the Executive Committee. Each Director is eligible to receive stock options pursuant to the 1998 Stock Option Plan of Excel Legacy Corporation (the "Legacy Stock Option Plan"). Pursuant to the terms of the Legacy Stock Option Plan, each of the current Directors will be granted an option to purchase 3,000 shares of Common Stock if re-elected to the Board at the Annual Meeting.

     Directors also receive reimbursement for travel expenses incurred in connection with their duties as Directors.

RECOMMENDATION OF THE BOARD

     The Board unanimously recommends a vote FOR the nominees set forth above. Proxies solicited by the Company will be so voted unless stockholders specify otherwise on the accompanying proxy.

                          SECURITIES OWNERSHIP OF CERTAIN
                          BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of Common Stock and Series A Preferred Stock beneficially owned as of the Record Date by (1) the executive officers and Directors of the Company, (2) all of the Company's executive officers and Directors as a group, and (3) all other stockholders known by the Company to beneficially own more than 5.0% of the Common Stock or Series A Preferred Stock. Except as otherwise indicated, each individual named has a business address of 16955 Via Del Campo, Suite 100, San Diego, California 92127, and has sole investment and voting power with respect to the securities shown.


                                  Number of Shares             Number of Shares of
                                  of Common Stock           Series A Preferred Stock           Percent
Name                             Beneficially Owned            Beneficially Owned         Beneficially Owned
----                             ------------------            ------------------         ------------------
Gary B. Sabin (1)                   3,855,072                         --                11.5% of Common Stock
                                                                                        7.0% of Voting Stock

Richard B. Muir                     1,097,909                         --                3.3% of Common Stock
                                                                                        2.0% of Voting Stock

Ronald H. Sabin                     1,086,906                         --                3.2% of Common Stock
                                                                                        2.0% of Voting Stock

Mark T. Burton                      1,018,300                         --                3.0% of Common Stock
                                                                                        1.9% of Voting Stock

Graham R. Bullick                   1,006,605                         --                 3.0% of Common Stock
                                                                                        1.8% of Voting Stock

S. Eric Ottesen                     1,000,556                         --                3.0% of Common Stock
                                                                                        1.8% of Voting Stock

Kelly D. Burt                       888,700                           --                2.7% of Common Stock
                                                                                        1.6% of Voting Stock

John H. Wilmot (2)                  110,336                           --                *

Richard J. Nordlund (3)             32,468                            --                *

James Y. Nakagawa                   26,020                            --                *

Robert E. Parsons, Jr. (4)          12,123                            --                *

Robert S. Talbott (5)               3,000                             --                *

Officers and Directors
as a group (12 persons)             10,137,995                        --                30.3% of Common Stock
                                                                                        18.5% of Voting Stock

David A. Lund (6)                   1,003,762                         --                3.0% of Common Stock
                                                                                        1.8 % of Voting Stock

                                          6

Fidelity Management                 2,715,790                         --                8.1% of Common Stock
Company (7)                                                                             5.0% of Voting Stock

Longleaf Partners                   2,280,000                      14,600,000           6.8% of Common Stock
Realty Fund (8)                                                                         30.8% of Voting Stock

BancBoston Capital Inc. (9)             --                         2,681,000            0.0% of Common Stock
                                                                                        4.9% of Voting Stock
The Northwestern Mutual
Life Insurance Company (10)             --                         2,000,000            0.0% of Common Stock
                                                                                        3.7% of Voting Stock

Allstate Insurance                      --                         2,000,000            0.0% of Common Stock
Company (11)                                                                            3.7% of Voting Stock

-------------------------
* Represents less than 1.0% of the outstanding shares.

(1) Includes shares of Common Stock held by EIC, of which Gary Sabin is the controlling stockholder.

(2) Mr. Wilmot's business address is 4455 E. Camelback Rd., Phoenix, Arizona 85018.

(3) Mr. Nordlund's business address is 615 Hot Springs Road, Santa Barbara, California 93108-1108.

(4) Mr. Parson's business address is Host Marriott Corporation, 10400 Fernwood Road, Washington, D.C. 20058.

(5) Mr. Talbott's business address is 2607 Kingston Pike, Knoxville, Tennessee 37919.

(6) Mr. Lund resigned as Chief Financial Officer of the Company in October 1998, but is still affiliated with the Company.

(7) Fidelity is a group of funds of which no single fund owns more than 5.0% of the Common Stock. Fidelity's business address is 82 Devonshire Street, Boston, Massachusetts 02109.

(8) Longleaf Partners Realty Fund's business address is c/o Southeastern Asset Management, Inc., 6410 Poplar Avenue, 9th Floor, Memphis, Tennessee 38119.

(9) BancBoston Capital Inc.'s business address is 100 Federal Street, Boston, Massachusetts 02110. For a discussion of the relationship between the Company and an affiliate of BancBoston Capital Inc., see "Certain Relationships and Related Transactions--Private Placements."

(10) The Northwestern Mutual Life Insurance Company's business address is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

(11) Allstate Insurance Company's business address is Allstate Plaza, 3075 Sanders Road, Suite G5B, Northbrook, Illinois 60062-7127.

                    EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

     Set forth below are the names, positions and ages of the executive officers and other key employees of the Company:


Name                         Position with the Company                               Age
----                         -------------------------                               ---
Gary B. Sabin                Chairman, President and Chief Executive Officer         44

Richard B. Muir              Director, Executive Vice President and Secretary        43

Kelly D. Burt                Director, Executive Vice President--Development         41

Emmett R. Albergotti         Senior Vice President--Retail Development               56

Graham R. Bullick            Senior Vice President--Capital Markets                  48

Mark T. Burton               Senior Vice President--Acquisitions                     38

S. Eric Ottesen              Senior Vice President, General Counsel                  43
                             and Assistant Secretary

Ronald H. Sabin              Senior Vice President--Asset Management                 47

James Y. Nakagawa            Chief Financial Officer                                 33

     GARY B. SABIN has served as Chairman of the Board, President and Chief Executive Officer of the Company since its formation. Mr. Sabin currently serves as Director and President of New Plan Excel. For a more detailed discussion of Mr. Sabin's business experience, see "Election of Directors--Information Regarding Directors."

     RICHARD B. MUIR has served as Director, Executive Vice President and Secretary of the Company since its formation. Mr. Muir currently serves as Director, Executive Vice President and Co-Chief Operating Officer of New Plan Excel. For a more detailed discussion of Mr. Muir's business experience, see "Election of Directors--Information Regarding Directors."

     KELLY D. BURT has served as Director and Executive Vice
President--Development of the Company since May 1998. From 1992 to May 1998, Mr. Burt served as President and founder of TenantFirst. For a more detailed discussion of Mr. Burt's business experience, see "Election of Directors--Information Regarding Directors."

     EMMETT R. ALBERGOTTI has served as Senior Vice President--Retail Development of the Company since August 1998. From 1993 to August 1998, Mr. Albergotti served as Senior Vice President of AMC Realty, Inc., the real estate arm of AMC Entertainment, Inc., for which he oversaw the acquisition and development of new theater locations throughout the western United States.

     GRAHAM R. BULLICK has served as Senior Vice President--Capital Markets of the Company since its formation and of New Plan Excel since January 1991. Previously, Mr. Bullick was associated with Excel as a Director from 1991 to 1992. From 1985 to 1991, Mr. Bullick served as Vice President and Chief Operations Officer for a real estate investment firm, where his responsibilities included acquisition and financing of investment real estate projects.

     MARK T. BURTON has served as Senior Vice President--Acquisitions of the Company since its formation and of New Plan Excel since October 1995. Mr. Burton served as a Vice President of Excel from January 1989 to October 1995. Mr. Burton has been associated with New Plan Excel and its affiliates since 1983, primarily in the evaluation and selection of property acquisitions.

     S. ERIC OTTESEN has served as Senior Vice President, General Counsel and Assistant Secretary of the Company since its formation. Mr. Ottesen served as Senior Vice President, General Counsel and Assistant Secretary of Excel from September 1996 to September 1998. Mr. Ottesen currently serves as Senior Vice President--Legal Affairs and Secretary of New Plan Excel. From 1987 to 1995, Mr. Ottesen was a senior partner in a San Diego law firm.

     RONALD H. SABIN has served as Senior Vice President--Asset Management of the Company since its formation and of New Plan Excel since January 1989. Mr. Sabin has served as an officer or otherwise been employed by affiliates of New Plan Excel since 1979, primarily providing property management services. Mr. Sabin has supervised the management of New Plan Excel's properties for 15 years and is a licensed real estate broker and a licensed property and casualty insurance agent. Ronald H. Sabin is the brother of Gary B. Sabin.

     JAMES Y. NAKAGAWA has served as Chief Financial Officer of the Company since October 1998 and as Controller of New Plan Excel since September 1994. From March 1998 to October 1998, Mr. Nakagawa served as Controller of the Company. Prior to joining New Plan Excel, Mr. Nakagawa was a manager at Coopers & Lybrand LLP. Mr. Nakagawa is a certified public accountant.

EXECUTIVE COMPENSATION

     The Company was recently formed in connection with the Spin-off. Other than Mr. Burt, who is the only executive officer of the Company not affiliated with New Plan Excel, none of the Company's executive officers has received compensation (other than in the form of option grants under the Legacy Stock Option Plan) from or on behalf of the Company since its formation. The Company pays to New Plan Excel a portion of the salary and other compensation for executive officers of the Company who are shared with New Plan Excel on the basis of an allocation of their salary and bonus from New Plan Excel. See "Certain Relationships and Related Transactions--Relationship Between the Company and New Plan Excel--Administrative Services Agreement."

     The following table sets forth certain information concerning the compensation of the Chief Executive Officer and each of the other executive officers of the Company whose compensation exceeded $100,000 on an annualized basis for the period from March 31, 1998 (the date of the Spin-off) through the remainder of the fiscal year ended July 31, 1998 (the "Compensation Period").

                              SUMMARY COMPENSATION TABLE
                               for the 1998 fiscal year

                                                                                                   Long Term
                                                Annual Compensation                          Compensation Awards
                                       ------------------------------------------          ----------------------
Name and                                                             Other Annual          Number of Securities
Principal Position                     Year            Salary        Compensation          Underlying Options (#)
------------------                     ----            ------        ------------          ----------------------
Gary B. Sabin                          1998            $82,599(1)          --                       800,000
CHAIRMAN, PRESIDENT AND
CHIEF EXECUTIVE OFFICER

Kelly D. Burt                          1998            150,000(2)        $6,000(3)                  300,000
EXECUTIVE VICE PRESIDENT--
DEVELOPMENT

(1) Represents the amount paid by the Company to New Plan Excel under the Administrative Services Agreement with respect to Mr. Sabin on an annualized basis. The Company paid to New Plan Excel $27,533 with respect to Mr. Sabin during the Compensation Period.

(2) Represents the annualized salary of Mr. Burt. Mr. Burt's salary during the Compensation Period was $50,000.

(3)  Includes car allowance and miscellaneous incentive compensation.

     OPTION GRANTS. The following table provides certain information concerning the stock options which the Company granted to the executive officers named in the Summary Compensation Table above during the fiscal year ended July 31, 1998. The Company has not granted any stock appreciation rights.

                                                                                                Potential Realizable Value
                                            Individual Grants                                   At Assumed Annual
------------------------------------------------------------------------------------------      Rates of Stock
                                                                                                Price
                            Number of                                                           Appreciation for
                            Securities      % of Total                                          Option Term (1)
                           Underlying       Options           Exercise or                     -------------------------
                           Options          Granted to        Base Price        Expiration
Name                        Granted         Employees         Per Share             Date         5%          10%
-----------------------------------------------------------------------------------------------------------------------
Gary B. Sabin              400,000          11.6%             $5.00             31-Mar-2008   $922,608    $2,519,901
                           400,000          11.6              10.00             31-Mar-2008       0          519,901

Kelly D. Burt              150,000          4.3               5.00              1-May-2008     365,190     1,003,488
                           150,000          4.3               10.00             1-May-2008        0          253,488

-------------------------

(1) These amounts represent assumed rates of appreciation in the price of the Common Stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the Common Stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in this table will be achieved.

LEGACY STOCK OPTION PLAN

     In March 1998, the Company adopted the Legacy Stock Option Plan. The principal purposes of the Legacy Stock Option Plan are to provide incentives for officers, employees and consultants of the Company and its subsidiaries through the granting of options ("Options"), thereby stimulating their personal and active interest in the Company's development and financial success, and inducing them to remain in the Company's employ. In addition to Options granted to officers, employees and consultants, the Legacy Stock Option Plan provides for formula grants of Options ("Director Options") to the Company's Directors.

     Under the Legacy Stock Option Plan, not more than 5,250,380 shares of Common Stock (or the equivalent in other equity securities) will be authorized for issuance upon the exercise of Options. Furthermore, the maximum number of shares which may be subject to Options granted under the Legacy Stock Option Plan to any individual in any calendar year may not exceed 525,000.

     The Compensation Committee of the Board administers the Legacy Stock Option Plan with respect to grants to employees or consultants of the Company and the full Board administers the Legacy Stock Option Plan with respect to Director Options. Subject to the terms and conditions of the Legacy Stock Option Plan, the Board or the Compensation Committee has the authority to select the persons to whom Options are to be granted, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Legacy Stock Option Plan. Similarly, the Board has discretion to determine the terms and conditions of Director Options and to interpret and administer the Legacy Stock Option Plan with respect to Director Options. The Compensation Committee (and the Board) are also authorized to adopt, amend and rescind rules relating to the administration of the Legacy Stock Option Plan.

     Pursuant to the terms of the Legacy Stock Option Plan, each Director will be granted an option to purchase 3,000 shares of Common Stock on the date of each annual meeting of stockholders after initial election at which the Director is re-elected to the Board.

     On March 31, 1998, the Company issued Options to acquire an aggregate of 3,100,000 shares of Common Stock to its executive officers (other than Mr. Burt, who was not hired until May 1998) under the Legacy Stock Option Plan, 50.0% of which have an exercise price of $5.00 per share and 50.0% of which have an exercise price of $10.00 per share. The Options will become exercisable in five equal annual installments commencing on the first anniversary of the date of grant. In May 1998, the Company issued options to purchase 300,000 shares of Common Stock to Mr. Burt on the same terms.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1998, the Compensation Committee was comprised of Messrs. Nordlund, Talbott and Wilmot. No interlocking relationship exists between any member of the Compensation Committee and any member of any other company's board of directors or compensation committee.

                           COMPENSATION COMMITTEE REPORT

     Set forth below in full is the Report of the Compensation Committee regarding the compensation paid by the Company to its executive officers during the fiscal year ended July 31, 1998:

     The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include enhancing stockholder value, maximizing financial performance, preserving a strong financial posture, increasing the Company's assets and positioning its assets and business in geographic markets offering long-term growth opportunities. The accomplishment of these objectives is measured against the conditions characterizing the industry within which the Company operates.
In implementing the Company's compensation program, it generally is the policy of the Board to seek to qualify executive compensation for deductibility by the Company for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, to the extent that such policy is consistent with the Company's overall objectives and executive compensation policy.

COMPONENTS OF EXECUTIVE COMPENSATION

     BASE SALARY is established by the Compensation Committee based on an executive's job responsibilities, level of experience, individual performance and contribution to the business, with reference to the competitive marketplace for executive officers at certain other similar companies. The Compensation Committee believes that the base salaries paid to executive officers of the Company are at competitive levels relative to the various markets from which the Company attracts its executive talent.

     ANNUAL CASH INCENTIVE BONUS is established by the Compensation Committee at the end of the fiscal year and is based on the Company's performance, individual performance, and compensation surveys. The bonuses are at risk and are not arithmetically derived using a bonus formula.

     LONG-TERM INCENTIVES include awards of stock options, restricted stock, and performance awards. The objective for the awards is to align closely executive interests with the longer term interests of stockholders. These awards, which are at risk and dependent on the creation of incremental stockholder value or the attainment of cumulative financial targets over several years, represent a significant portion of the total compensation opportunity provided for the executive officers. Award sizes are based on individual performance, level of responsibility, the individual's potential to make significant contributions to the Company, and award levels at other similar companies.

     The Company's executive officers were granted stock options in connection with the Spin-off (with the exception of Mr. Burt, who was granted stock options upon his hiring in May 1998). See "Executive Compensation and Other Information--Option Grants." No other long-term incentives were granted to the Company's executive officers during the 1998 fiscal year.

     COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER. Amounts earned during the 1998 fiscal year by the Chief Executive Officer, Mr. Gary B. Sabin, are shown in the Summary Compensation Table. For the 1998 fiscal year no base salary or cash incentive bonus was paid by the Company to Mr. Sabin. Mr. Sabin's base salary and cash incentive bonus are paid directly by New Plan Excel in amounts established by New Plan Excel. For the 1998 fiscal year the Company paid New Plan Excel a portion of Mr. Sabin's salary pursuant to the Administrative Services Agreement between New Plan Excel and the Company. With respect to long-term incentives, during the 1998 fiscal year, Mr. Sabin was awarded 800,000 stock options of the Company. The stock options were granted to Mr. Sabin on the date of the Spin-off. The options granted to Mr. Sabin will vest in five equal installments commencing on the first anniversary of the date of the grant. One-half of the options granted to Mr. Sabin have an exercise price of $5.00 per share and the other half of the options have an exercise price of $10.00 per share.

     The foregoing report has been furnished by the Compensation Committee.

                                             Richard J. Nordlund
                                             Robert S. Talbott
                                             John H. Wilmot
                                             November 2, 1998

                   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP BETWEEN THE COMPANY AND NEW PLAN EXCEL

     New Plan Excel was the sole stockholder of the Company prior to the Spin-off. In connection with the Spin-off, New Plan Excel and EDV transferred to the Company certain real properties, notes receivable and related assets and liabilities held by New Plan Excel and EDV.

     DISTRIBUTION AGREEMENT. The Company, New Plan Excel and EDV are parties to a Distribution Agreement, which provides for, among other things, (1) the division among the Company, New Plan Excel and EDV of certain assets and liabilities, (2) the Spin-off, and (3) certain other agreements governing the relationship between the Company, New Plan Excel and EDV following the Spin-off. Pursuant to the Distribution Agreement, as consideration for the asset transfers, the Company issued to New Plan Excel (A) 23,412,580 shares of Common Stock in order to effect the Spin-off, and (B) a promissory note payable to New Plan Excel in the amount of approximately $26.4 million. Such note bore interest at the rate of 12.0% per annum, was scheduled to mature in March 2003 and was a non-recourse obligation secured by a first mortgage on one of the Company's properties. The note was repaid by the Company in April 1998. In addition, in connection with the asset transfers, New Plan Excel canceled certain indebtedness of EDV held by New Plan Excel in the amount of approximately $38.1 million.

     ADMINISTRATIVE SERVICES AGREEMENT. The Company and New Plan Excel are parties to an Administrative Services Agreement, which generally provides that New Plan Excel will provide management and administrative services to the Company following the Spin-off, including the ability to use the services of New Plan Excel's employees in connection with the Company's business. In exchange for those services, the Company is required to pay New Plan Excel on a monthly basis the sum of (1) the product of 115.0% of the sum of (A) two-thirds of the aggregate amount of all wages and salaries paid during the month to New Plan Excel employees (excluding senior executives) who spend more than 50.0% of their working time performing services for the Company and are designated in writing as "Legacy Individuals" for purposes of the Administrative Services Agreement, and (B) one-third of the aggregate amount of all wages and salaries paid during the month to New Plan Excel employees (excluding senior executives) that are not designated as Legacy Individuals and (2) 23.0% of the sum of all current monthly salaries and one-twelfth of the most recent annual bonuses for the senior executives of New Plan Excel (who during the 1998 fiscal year included, for purposes of the Administrative Services Agreement, Gary B. Sabin, Richard B. Muir, Graham R. Bullick, Mark T. Burton, S. Eric Ottesen, Ronald H. Sabin and David A. Lund). For the 1998 fiscal year, the Company paid an aggregate of approximately $170,000 to New Plan Excel under the Administrative Services Agreement.

     Under the Administrative Services Agreement, New Plan Excel is responsible for continuing to provide employee benefits (other than those provided under the Legacy Stock Option Plan) to New Plan Excel employees and to Legacy Individuals. The Administrative Services Agreement may be terminated either by New Plan Excel or the Company at any time upon 30 days' prior written notice to the other party. Any individuals independently hired by the Company after the Spin-off as separate employees of the Company are not subject to the Administrative Services Agreement.

     TAX SHARING AGREEMENT. The Company and New Plan Excel are parties to a Tax Sharing Agreement defining the parties' rights and obligations with respect to tax returns and tax liabilities, including, in particular, federal and state income tax returns and liabilities for taxable years and other taxable periods ending on or before the date of the Spin-off. In general, New Plan Excel is responsible for (1) filing all federal and state income tax returns of New Plan Excel, the Company and any of their subsidiaries for all taxable years ending on or before the date of the Spin-off, and (2) paying the taxes relating to such returns (including any deficiencies proposed by applicable taxing authorities).

     INTERCOMPANY AGREEMENT. The Company and New Plan Excel are parties to an Intercompany Agreement which provides both parties with rights to participate in certain transactions. During the term of the Intercompany Agreement, the Company has agreed not to engage in activities or make investments that involve neighborhood and community shopping centers, power centers, malls or other conventional retail properties unless it has first provided written notice to New Plan Excel of the material terms and conditions of such activities or investments, and New Plan Excel has determined not to pursue such activities or investments. The Intercompany Agreement expressly permits the Company to engage in activities or make investments that involve office and industrial properties, single tenant retail properties, entertainment/retail/mixed-use development projects, real estate mortgages, real estate derivatives, or entities that invest primarily in or have a substantial portion of their assets in such real estate assets. The term of the Intercompany Agreement commenced on March 31, 1998 and will terminate upon the earlier of (1) the tenth anniversary of such date, or (2) a change in control of either party.

     TRANSITIONAL SERVICES AGREEMENT. In connection with the Spin-off, the Company and New Plan Excel entered into a Transitional Services Agreement pursuant to which New Plan Excel was obligated to provide certain property acquisition, management and other services to the Company on a transitional basis. The fees for such transitional services were based on hourly rates or a percentage of revenues designed to reflect the actual costs (including indirect costs) of providing such services. The Transitional Services Agreement terminated on December 15, 1998.

PRIVATE PLACEMENTS

     Upon consummation of the Spin-off, the Company sold (1) 9,195,224 shares of Common Stock in a private placement to certain of the Company's officers at a price of $2.39 per share (the estimated market value of the Common Stock as of the date of the Spin-off based upon the value of the assets transferred to the Company), for an aggregate purchase price of approximately $22.0 million, and
(2) 21,281,000 shares of Series A Preferred Stock in a private placement to certain investors at a price of $5.00 per share, for an aggregate purchase price of approximately $106.4 million. For a list of the purchasers in the foregoing private placements and the respective amounts of Common Stock and Series A Preferred Stock purchased, see "Securities Ownership of Certain Beneficial Owners and Management."

     The Company loaned to certain of its officers, in connection with their purchase of Common Stock described above, approximately 50.0% of the purchase price therefor (an aggregate amount of approximately $10.9 million). Such loans bear interest at the rate of 7.0% per annum, mature in March 2003 and are recourse obligations of such officers.

     The Company retained BancBoston Securities Inc. ("BSI"), an affiliate of BankBoston, N.A., to act as placement agent in connection with the private placement of Series A Preferred Stock described above. Pursuant to such engagement, the Company paid to BSI a success fee of approximately $2.3 million upon consummation of the private placement. As noted in "Securities Ownership of Certain Beneficial Owners and Management," BancBoston Capital Inc., an affiliate of BSI, acquired 2,681,000 shares of Series A Preferred Stock in the private placement.

OTHER MATTERS

     In May 1998, the Company acquired TenantFirst, which was formed and operated by Kelly D. Burt. As consideration the Company issued to Mr. Burt 850,000 shares of Common Stock and $137,500 in cash. In connection with the acquisition of TenantFirst, the Company hired Mr. Burt as a Director and Executive Vice President--Development of the Company.

                                  PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Stock to the S&P 500 Index and to an index average of the Company's peer group, composed of comparable publicly-traded companies in the real estate business, in each case for the period commencing March 31, 1998 through the fiscal year ended July 31, 1998. Such peer group includes:
Crescent Operating, Inc., Forest City Enterprises, Inc. and Wellsford Real Properties, Inc. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at March 31, 1998 and that all dividends were reinvested. The stock price performance shown on the graph is not necessarily indicative of future price performance.

COMPARISON OF CUMULATIVE TOTAL RETURNS


COMPANY/INDEX/MARKET            3/31/1998     7/31/1998
--------------------            ---------     ---------
Excel Legacy Corporation          100.00         94.87

Peer Group                        100.00         88.86

S&P Composite                     100.00        102.20


                  COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Directors, executive officers and beneficial owners of ten percent or more of the Common Stock ("Reporting Persons") are required to report to the Securities and Exchange Commission (the "SEC") on a timely basis the initiation of their status as a Reporting Person and any changes with respect to their beneficial ownership of the Common Stock. Regulations promulgated by the SEC require the Company to disclose in this Proxy Statement any reporting violations with respect to the 1998 fiscal year which came to the Company's attention based on a review of the applicable filings required by the SEC to report such status as an officer or Director or such changes in beneficial ownership as submitted to the Company. Based solely on its review of such forms received by it, the Company believes that all filing requirements applicable to its executive officers, Directors and beneficial owners of more than ten percent of the Common Stock were complied with during the fiscal year ended July 31, 1998.

                     RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The Company's financial statements for the fiscal year ended July 31, 1998 have been examined by PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be available at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so. The Company will select independent accountants for the current year sometime after the Annual Meeting.

                                   OTHER BUSINESS

     No other matters are to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other matters should properly come before the Annual Meeting, however, the persons named in the accompanying proxy will vote all proxies in accordance with their best judgment.

                                   ANNUAL REPORT

     The Annual Report of the Company for the fiscal year ended July 31, 1998 is provided with this Proxy Statement to the stockholders of record as of December 4, 1998. Upon request, the Company will furnish the Annual Report to any stockholder.

                               STOCKHOLDER PROPOSALS

     Any proposal to be considered for inclusion in the Company's proxy statement for the next annual meeting of stockholders must be received at the Company's principal executive offices not later than August 25, 1999 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. In addition, pursuant to a new rule of the SEC which became effective on June 29, 1998, if the Company has not received notice by November 7, 1999 of any matter a stockholder intends to propose for a vote at the next annual meeting of stockholders, then a proxy solicited by the Board may be voted on such matter in the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate item on the proxy card.

     STOCKHOLDERS ARE URGED TO IMMEDIATELY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                   By Order of the Board of Directors,



                                   Gary B. Sabin
                                   CHAIRMAN OF THE BOARD, PRESIDENT AND
                                   CHIEF EXECUTIVE OFFICER

San Diego, California
December 22, 1998

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                              EXCEL LEGACY CORPORATION
                           16955 VIA DEL CAMPO, SUITE 100
                            SAN DIEGO, CALIFORNIA 92127

     The undersigned stockholder(s) of EXCEL LEGACY CORPORATION (the "Company") hereby constitutes and appoints Gary B. Sabin and Richard B. Muir, and each of them, attorneys and proxies of the undersigned, each with power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company to be held on January 28, 1999, and at any adjournments or postponements thereof, according to the number of shares of capital stock of the Company which the undersigned may be entitled to vote, and with all powers which the undersigned would possess if personally present, as follows:

     THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, UNLESS THE CONTRARY IS INDICATED IN THE APPROPRIATE PLACE.

                                (continued on reverse)

1.   Election of Directors:

          Gary B. Sabin, Richard B. Muir, Kelly D. Burt, Richard J. Nordlund
            Robert E. Parsons, Jr., Robert S. Talbott, and John H. Wilmot

               FOR  / /                 WITHHOLD AUTHORITY   / /
               all nominees             to vote for all nominees listed above
               listed above

     / /  -------------------------------------------------
          FOR ALL NOMINEES EXCEPT AS NOTED ABOVE

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

     The undersigned revokes any prior proxy at such meeting and ratifies all that said proxies, or any of them, may lawfully do by virtue hereof. Receipt of the Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

                                   Dated:
                                         ---------------------------------------

                                         ---------------------------------------

                                         ---------------------------------------

                                         ---------------------------------------
                                             (Signature(s) of stockholders)
                                         Please sign exactly as name appears
                                         herein. When shares are held by joint
                                         tenants, both should sign. When signing
                                         as attorney, executor, administrator,
                                         trustee or guardian, please give full
                                         title as such. If a corporation, please
                                         sign in full corporate name by
                                         President or other authorized officer.
                                         If a partnership, please sign in
                                         partnership name by authorized person.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EXCEL LEGACY
            CORPORATION.  PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN
                   THE PROXY CARD USING THE ENCLOSED ENVELOPE.